Exhibit 99.1

6711 Columbia Gateway Drive, Suite 300 Columbia, Maryland 21046 Telephone 443-285-5400 Facsimile 443-285-7650 www.copt.com NYSE: OFC

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
Mary Ellen Fowler
Senior Vice President and Treasurer
443-285-5450
maryellen.fowler@copt.com

CORPORATE OFFICE PROPERTIES TRUST

REPORTS SECOND QUARTER 2010 RESULTS

COLUMBIA, MD July 28, 2010 — Corporate Office Properties Trust (COPT) (NYSE: OFC) announced today financial and operating results for the quarter ended June 30, 2010.

Highlights

•                  Funds from Operations (“FFO”) per diluted share for the second quarter 2010, excluding the effect of operating property acquisition costs, was $.54 as compared to $.67 for the second quarter 2009, a decrease of 19%. Including these costs, FFO per diluted share for the second quarter 2010 was $.53. This decline was primarily a result of a $7 million increase in interest expense and a $1.5 million decrease in net construction fees. Net Operating Income (“NOI”) increased primarily due to development placed in service and acquisitions that occurred late in 2009, partially offset by a $2.3 million decrease in NOI attributable to vacancies in assets we expect to redevelop in Blue Bell, PA and a warehouse in Columbia, MD.

•                  Net income attributable to common shareholders for the second quarter 2010 was $4.4 million or $.07 per diluted earnings per share (“Diluted EPS”) as compared to $12.6 million of net income available to common shareholders or $.22 Diluted EPS for the second quarter 2009, a decrease of 68% per share.

•                  Diluted Adjusted Funds from Operations (“Diluted AFFO”) available to common share and common unit holders was $26.7 million for the second quarter 2010 as compared to $36.2 million for the second quarter 2009, a decrease of 26%.

•                  88.3% occupied and 89.3% leased for our wholly-owned portfolio as of June 30, 2010.

•                  Flat same office property cash NOI including gross lease termination fees for the quarter ended June 30, 2010 as compared to the quarter ended June 30, 2009.

•                  588,000 square feet renewed for a 71% renewal rate for the quarter ended June 30, 2010.

•                  545,000 square feet of development space leased during the six months ended June 30, 2010.

“Our results for the quarter were in line with our expectations. However, consensus was impacted by several estimates that assumed NOI contributions from development placed in service and acquisitions earlier than our guidance indicated,” stated Randall M. Griffin, President and Chief Executive Officer, Corporate Office Properties Trust. “Also, a few estimates did not include our guidance regarding higher interest expense as a result of our exchangeable notes offering,” he added.

Financial Ratios

Diluted FFO payout ratio for the six months ended June 30, 2010 was 75% as compared to 56% for the six months ended June 30, 2009. Diluted AFFO payout ratio for the six months ended June 30, 2010 was 96% as compared to 66% for the six months ended June 30, 2009.

As of June 30, 2010, the Company had a total market capitalization of $4.8 billion, with $2.2 billion in debt outstanding, equating to a 45% debt to total market capitalization ratio.

For the second quarter 2010, the Company’s weighted average interest rate was 5.3% compared to 4.7% for the second quarter 2009. At June 30, 2010, the Company had 81% of its total debt subject to fixed interest rates.

For the second quarter 2010, the Company’s EBITDA to interest coverage ratio was 2.8x, and the EBITDA fixed charge coverage ratio was 2.4x.

Reconciliations of non-GAAP measures to the most directly comparable GAAP measures are included in the tables that follow the text of this press release.

Operating Results

At June 30, 2010, the Company’s wholly-owned portfolio of 247 office properties totaled 19.5 million square feet. The weighted average remaining lease term for the portfolio was 4.6 years and the average rental rate (including tenant reimbursements) was $24.72 per square foot.

For the quarter ended June 30, 2010, 588,000 square feet was renewed, at an average committed cost of $4.09 per square foot. Total rent on renewed space increased 4% on a straight-line basis, as measured from the straight-line rent in effect preceding the renewal date, and decreased 3% on a cash basis. For renewed and retenanted space of 752,000 square feet, total straight-line rent increased 3% and total rent on a cash basis decreased 4%. The average committed cost for renewed and retenanted space was $9.97 per square foot.

Development Activity

At June 30, 2010, the Company had 3.3 million square feet under construction, development and redevelopment for a total projected cost of $707.8 million.

The Company’s land inventory (wholly-owned and joint venture) at June 30, 2010 totaled 2,270 acres that can support up to 21.6 million square feet of estimated development.

During the quarter, the Company placed into service 255,000 square feet located in four properties.

The Company entered a new submarket with control of approximately 15 acres and the development potential of up to 980,000 square feet in the Northern Virginia submarket of Springfield. This project, known as Patriot Ridge, is adjacent to the new National Geospatial Intelligence Agency (NGA) headquarters currently under construction. The NGA will occupy a 2.4 million square foot facility which will be located at Fort Belvoir, the beneficiary of the largest BRAC gain of any military installation in the country.

Acquisition Activity

The Company acquired a 152,000 square foot building for $40 million located at 1550 Westbranch Drive in Tysons Corner, Virginia. The building is 100% leased to The MITRE Corporation.

Financing and Capital Transactions

The Company closed the following transactions during the quarter:

•                  On April 7, 2010, the Company issued $240 million aggregate principal amount of 4.25% Exchangeable Senior Notes due 2030. The notes have an exchange settlement feature that provides that the notes may, under certain circumstances, be exchangeable for cash and our common shares at an initial exchange rate (subject to adjustment) of 20.7658 shares for $1,000 principal amount of the notes (equivalent to an exchange price of $48.16 per common share, a 20% premium over the closing price on the NYSE on the transaction pricing date). The Company used the proceeds for general corporate purposes, including repayment of borrowings under its unsecured revolving credit facility.

•                  Increased the Company’s revolving credit facility by $100 million, from $600 million to $700 million in April 2010.

“We continue to experience a challenging leasing environment for portions of our existing portfolio. Offsetting this pressure, we are capturing increased leasing activity, at excellent margins, for our projects under construction and are starting new projects based on demand. We have added two strong future projects to our development pipeline,” stated Randall M. Griffin, President and Chief Executive Officer, Corporate Office Properties Trust. “In addition, we have commenced our 2010 acquisitions that are expected to total over $300 million for the year. The combination of our development placed in service, acquisitions under way and gains on our strategic investment is expected to accelerate FFO results for the second half of 2010,” he added.

Earnings Guidance

The Company revised its 2010 diluted EPS guidance from a range of $.51 to $.68 to a range of $.50 to $.63 per diluted share.

The Company revised its 2010 diluted FFO per share guidance from a range of $2.31 to $2.49 to a range of $2.31 to $2.46. This guidance excludes any initial property acquisition costs that would be required to be expensed as incurred.

Conference Call

The Company will hold an investor/analyst conference call:

Conference Call (within the United States)

Date:	Thursday, July 29, 2010

Time:	11:00 a.m. Eastern Time

Telephone Number:	888-679-8034

Passcode:	39421048

Conference Call (outside the United States)

Date:	Thursday, July 29, 2010

Time:	11:00 a.m. Eastern Time

Telephone Number:	617-213-4847

Passcode:	39421048

Please use the following link to pre-register and view important information about this conference call. Pre-registering is not mandatory but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the conference. Pre-registration only takes a few moments and you may pre-register at anytime, including up to and after the call start time. To pre-register, please click on the below link:

https://www.theconferencingservice.com/prereg/key.process?key=PU738Q8YR

You may also pre-register in the Investor Relations section of the Company’s website at www.copt.com. Alternatively, you may be placed into the call by an operator by calling the number provided above at least 5 to 10 minutes before the start of the call. A replay of this call will be available beginning Thursday, July 29 at 3:00 p.m. Eastern Time through Thursday, August 12 at midnight Eastern Time. To access the replay within in the United States, please call 888-286-8010 and use passcode 67473908. To access the replay outside the United States, please call 617-801-6888 and use passcode 67473908.

The conference calls will also be available via live webcast in the Investor Relations section of the Company’s website at www.copt.com. A replay of the conference calls will be immediately available via webcast in the Investor Relations section of the Company’s website.

Definitions

Please refer to our Form 8-K or our website (www.copt.com) for definitions of certain terms used in this press release. Reconciliations of non-GAAP measures to the most directly comparable GAAP measures are included in the attached tables.

Company Information

Corporate Office Properties Trust (COPT) (NYSE: OFC) is a specialty office real estate investment trust (REIT) that focuses on strategic customer relationships and specialized tenant requirements in the U.S. Government, Defense Information Technology and Data sectors. The Company acquires, develops, manages and leases properties which are typically concentrated in large office parks primarily located adjacent to government demand drivers and/or in growth corridors. As of June 30, 2010, the Company owned 267 office and data properties totaling 20.6 million rentable square feet, which includes 20 properties totaling 1.1 million square feet held through joint ventures. The Company’s portfolio primarily consists of technically sophisticated buildings in visually appealing settings that are environmentally sensitive, sustainable and meet unique customer requirements. COPT is an S&P MidCap 400 company and more information can be found at www.copt.com.

Forward-Looking Information

This press release may contain “forward-looking” statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on the Company’s current expectations, estimates and projections about future events and financial trends affecting the Company.  Forward-looking statements can be identified by the use of words such as “may”, “will”, “should”, “could”, “expect”, “estimate” or other comparable terminology.  Forward-looking statements are inherently subject to risks and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate.  Accordingly, the Company can give no assurance that these expectations, estimates and projections will be achieved.  Future events and actual results may differ materially from those discussed in the forward-looking statements.

Important factors that may affect these expectations, estimates, and projections include, but are not limited to:

•                  the Company’s ability to borrow on  favorable terms;

•                  general economic and business conditions, which will, among other things, affect office property demand and rents, tenant creditworthiness, interest rates and financing availability;

•                  adverse changes in the real estate markets including, among other things, increased competition with other companies;

•                  risk of real estate acquisition and development, including, among other things, risks that development projects may not be completed on schedule, that tenants may not take occupancy or pay rent or that development or operating costs may be greater than anticipated;

•                  risks of investing through joint venture structures, including risks that the Company’s joint venture partners may not fulfill their financial obligations as investors or may take actions that are inconsistent with the Company’s objectives;

•                  changes in our plans for properties or our views of market economic conditions that could result in recognition of impairment losses;

•                  our ability to satisfy and operate effectively under federal income tax rules relating to real estate investment trusts and partnerships;

•                  governmental actions and initiatives; and

•                  environmental requirements.

The Company undertakes no obligation to update or supplement any forward-looking statements. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, particularly the section entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Corporate Office Properties Trust

Summary Financial Data

(unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues
Real estate revenues	$109,257	$105,007	$221,485	$211,115
Construction contract and other service revenues	26,065	103,324	63,430	178,213
Total revenues	135,322	208,331	284,915	389,328
Expenses
Property operating expenses	40,005	37,100	88,140	76,064
Depreciation and amortization associated with real estate operations	29,548	28,493	57,144	54,770
Construction contract and other service expenses	25,402	101,161	61,801	174,484
General and administrative expenses	5,926	5,834	11,826	11,377
Business development expenses	465	446	620	1,092
Total operating expenses	101,346	173,034	219,531	317,787
Operating income	33,976	35,297	65,384	71,541
Interest expense	(25,812)	(18,620)	(48,450)	(37,983)
Interest and other income	245	1,252	1,547	2,330
Income from continuing operations before equity in loss of unconsolidated entities and income taxes	8,409	17,929	18,481	35,888
Equity in loss of unconsolidated entities	(72)	(202)	(277)	(317)
Income tax expense	(7)	(52)	(48)	(122)
Income from continuing operations	8,330	17,675	18,156	35,449
Discontinued operations	486	376	1,318	768
Income before gain on sales of real estate	8,816	18,051	19,474	36,217
Gain on sales of real estate, net of income taxes	335	—	352	—
Net income	9,151	18,051	19,826	36,217
Less net income attributable to noncontrolling interests
Common units in the Operating Partnership	(364)	(1,272)	(891)	(3,076)
Preferred units in the Operating Partnership	(165)	(165)	(330)	(330)
Other consolidated entities	(156)	25	(201)	(25)
Net income attributable to COPT	8,466	16,639	18,404	32,786
Preferred share dividends	(4,026)	(4,026)	(8,051)	(8,051)
Net income attributable to COPT common shareholders	$4,440	$12,613	$10,353	$24,735

Earnings per share “EPS” computation:
Numerator for diluted EPS:
Net income attributable to common shareholders	$4,440	$12,613	$10,353	$24,735
Amount allocable to restricted shares	(250)	(242)	(540)	(510)
Numerator for diluted EPS	4,190	12,371	9,813	24,225

Denominator:
Weighted average common shares - basic	58,489	56,637	58,169	54,296
Dilutive effect of share-based compensation awards	421	546	405	522
Weighted average common shares - diluted	58,910	57,183	58,574	54,818

Diluted EPS	$0.07	$0.22	$0.17	$0.44

Corporate Office Properties Trust

Summary Financial Data

(unaudited)

(Amounts in thousands, except per share data and ratios)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net income	$9,151	$18,051	$19,826	$36,217
Add: Real estate-related depreciation and amortization	29,548	28,708	57,151	55,199
Add: Depreciation and amortization on unconsolidated real estate entities	171	161	346	321
Less: Gain on sales of operating properties, net of income taxes	—	—	(297)	—
Funds from operations (“FFO”)	38,870	46,920	77,026	91,737
Less: Noncontrolling interests - preferred units in the Operating Partnership	(165)	(165)	(330)	(330)
Less: Noncontrolling interests - other consolidated entities	(156)	25	(201)	(25)
Less: Preferred share dividends	(4,026)	(4,026)	(8,051)	(8,051)
Less: Depreciation and amortization allocable to noncontrolling interests in other consolidated entities	(297)	(107)	(579)	(160)
Less: Basic and diluted FFO allocable to restricted shares	(346)	(450)	(725)	(903)
Basic and diluted FFO available to common share and common unit holders (“Basic and diluted FFO”)	33,880	42,197	67,140	82,268
Less: Straight-line rent adjustments	(1,473)	(1,718)	(3,819)	(2,858)
Less: Amortization of acquisition intangibles included in net operating income	(94)	(616)	(364)	(996)
Less: Recurring capital expenditures	(7,080)	(4,383)	(13,291)	(10,266)
Add: Amortization of discount on Exchangeable Senior Notes, net of amounts capitalized	1,488	723	2,270	1,421
Diluted adjusted funds from operations available to common share and common unit holders (“Diluted AFFO”)	$26,721	$36,203	$51,936	$69,569

Weighted average shares
Weighted average common shares	58,489	56,637	58,169	54,296
Conversion of weighted average common units	4,558	5,483	4,786	6,363
Weighted average common shares/units - basic FFO per share	63,047	62,120	62,955	60,659
Dilutive effect of share-based compensation awards	421	546	405	522
Weighted average common shares/units - diluted FFO per share	63,468	62,666	63,360	61,181

Diluted FFO per share	$0.53	$0.67	$1.06	$1.34
Diluted FFO per share, excluding operating property acquisition costs	$0.54	$0.67	$1.06	$1.34
Dividends/distributions per common share/unit	$0.3925	$0.3725	$0.7850	$0.7450
Diluted FFO payout ratio	73.8%	55.7%	74.5%	55.7%
Diluted AFFO payout ratio	93.6%	64.9%	96.3%	65.9%
EBITDA interest coverage ratio	2.85x	3.90x	2.90x	3.77x
EBITDA fixed charge coverage ratio	2.41x	3.13x	2.44x	3.04x

Reconciliation of denominators for diluted EPS and diluted FFO per share
Denominator for diluted EPS	58,910	57,183	58,574	54,818
Weighted average common units	4,558	5,483	4,786	6,363
Denominator for diluted FFO per share	63,468	62,666	63,360	61,181

Corporate Office Properties Trust

Summary Financial Data

(unaudited)

(Dollars and shares in thousands, except per share data)

	June 30,	December 31,
	2010	2009
Balance Sheet Data (in thousands) (as of period end)
Properties, net of accumulated depreciation	$3,130,514	$3,029,900
Total assets	3,467,283	3,380,022
Debt	2,182,375	2,053,841
Total liabilities	2,355,717	2,259,390
Beneficiaries’ equity	1,111,566	1,120,632

Debt to total assets	62.9%	60.8%
Debt to undepreciated book value of real estate assets	59.1%	57.8%
Debt to total market capitalization	45.3%	44.6%

Property Data (wholly owned properties) (as of period end)
Number of operating properties owned	247	245
Total net rentable square feet owned (in thousands)	19,487	19,086
Occupancy	88.3%	90.8%

Reconciliation of denominator for debt to total assets to denominator for debt to undepreciated book value of real estate assets
Denominator for debt to total assets	$3,467,283	$3,380,022
Assets other than assets included in properties, net	(336,769)	(350,122)
Accumulated depreciation on real estate assets	464,408	422,612
Intangible assets on real estate acquisitions, net	96,151	100,671
Denominator for debt to undepreciated book value of real estate assets	$3,691,073	$3,553,183

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Reconciliation of tenant improvements and incentives, capital improvements and leasing costs for operating properties to recurring capital expenditures
Total tenant improvements and incentives on operating properties	$4,630	$3,794	$8,701	$8,019
Total capital improvements on operating properties	1,248	2,355	2,118	3,868
Total leasing costs on operating properties	1,350	950	2,688	2,576
Less: Nonrecurring tenant improvements and incentives on operating properties	(136)	(2,028)	(213)	(2,069)
Less: Nonrecurring capital improvements on operating properties	(17)	(694)	(77)	(1,282)
Less: Nonrecurring leasing costs incurred on operating properties	(3)	(16)	51	(916)
Add: Recurring capital expenditures on operating properties held through joint ventures	8	22	23	70
Recurring capital expenditures	$7,080	$4,383	$13,291	$10,266

Corporate Office Properties Trust

Summary Financial Data

(unaudited)

(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Reconciliation of common share dividends to dividends and distributions for FFO & AFFO payout ratio
Common share dividends	$23,259	$21,597	$46,419	$41,861
Common unit distributions	1,749	1,894	3,616	3,979
Dividends and distributions for FFO & AFFO payout ratio	$25,008	$23,491	$50,035	$45,840

Reconciliation of diluted FFO to diluted FFO available to common share and common unit holders, excluding operating property acquisition costs
Diluted FFO	$33,880	$42,197	$67,140	$82,268
Operating property acquisition costs	271	—	290	—
Diluted FFO available to common share and common unit holders, excluding operating property acquisition costs	$34,151	$42,197	$67,430	$82,268

Reconciliation of GAAP net income to earnings before interest, income taxes, depreciation and amortization (“EBITDA”)
Net income	$9,151	$18,051	$19,826	$36,217
Interest expense on continuing operations	25,812	18,620	48,450	37,983
Interest expense on discontinued operations	109	58	174	119
Income tax expense	7	52	59	122
Real estate-related depreciation and amortization	29,548	28,708	57,151	55,199
Depreciation of furniture, fixtures and equipment	632	573	1,282	1,112
EBITDA	$65,259	$66,062	$126,942	$130,752

Reconciliation of interest expense from continuing operations to the denominators for interest coverage-EBITDA and fixed charge coverage-EBITDA
Interest expense from continuing operations	$25,812	$18,620	$48,450	$37,983
Interest expense from discontinued operations	109	58	174	119
Less: Amortization of deferred financing costs	(1,495)	(1,009)	(2,621)	(2,033)
Less: Amortization of discount on Exchangeable Senior Notes, net of amounts capitalized	(1,488)	(723)	(2,270)	(1,421)
Denominator for interest coverage-EBITDA	22,938	16,946	43,733	34,648
Preferred share dividends	4,026	4,026	8,051	8,051
Preferred unit distributions	165	165	330	330
Denominator for fixed charge coverage-EBITDA	$27,129	$21,137	$52,114	$43,029

Reconciliation of same property net operating income to same office property cash net operating income and same office property cash net operating income, excluding gross lease termination fees
Same office property net operating income	$64,309	$65,152	$124,088	$130,511
Less: Straight-line rent adjustments	(875)	(1,550)	(2,355)	(2,740)
Less: Amortization of deferred market rental revenue	(491)	(584)	(1,062)	(932)
Same office property cash net operating income	$62,943	$63,018	$120,671	$126,839
Less: Lease termination fees, gross	(1,086)	(558)	(1,364)	(4,218)
Same office property cash net operating income, excluding gross lease termination fees	$61,857	$62,460	$119,307	$122,621

Corporate Office Properties Trust

Summary Financial Data

(unaudited)

(Amounts in thousands, except per share data)

Reconciliation of projected diluted EPS to projected diluted

FFO per share

	Year Ending
	December 31, 2010
	Low	High
Reconciliation of numerators
Numerator for projected diluted EPS	$29,427	$37,305
Real estate-related depreciation and amortization (1)	115,500	116,500
Income allocable to noncontrolling interests-common units in the Operating Partnership	2,490	3,140
Less: Gain on sales of operating properties, net of income taxes (2)	(297)	(297)
Incremental FFO allocable to restricted shares	(420)	(448)
Numerator for projected diluted FFO per share	$146,700	$156,200

Reconciliation of denominators
Denominator for projected diluted EPS	58,880	58,880
Weighted average common units	4,620	4,620
Denominator for projected diluted FFO per share	63,500	63,500

Projected diluted EPS	$0.50	$0.63
Projected diluted FFO per share	$2.31	$2.46

(1)   The estimate of real estate-related depreciation and amortization excludes any impact of potential write-offs resulting from lease terminations.

(2)   Reconciliation excludes any potential gains or losses from the future sale of operating properties.

Top Twenty Office Tenants of Wholly Owned Properties as of June 30, 2010 (1)

(Dollars in thousands)

			Percentage of	Total	Percentage	Weighted
		Total	Total	Annualized	of Total	Average
	Number of	Occupied	Occupied	Rental	Annualized Rental	Remaining
Tenant	Leases	Square Feet	Square Feet	Revenue (2) (3)	Revenue	Lease Term (4)

United States of America (5)	69	2,679,619	15.6%	80,729	19.0%	5.6
Northrop Grumman Corporation (6)	17	1,232,351	7.2%	31,592	7.4%	6.9
Booz Allen Hamilton, Inc.	7	721,564	4.2%	21,023	4.9%	5.1
Computer Sciences Corporation (6)	3	454,986	2.6%	12,146	2.9%	3.6
General Dynamics Corporation (6)	9	294,924	1.7%	8,252	1.9%	0.5
ITT Corporation (6)	9	333,169	1.9%	8,017	1.9%	4.5
The Aerospace Corporation (6)	3	247,253	1.4%	7,728	1.8%	4.6
The MITRE Corporation	4	241,745	1.4%	7,585	1.8%	4.5
Wells Fargo & Company (6)	6	215,673	1.3%	7,470	1.8%	7.9
L-3 Communications Holdings, Inc. (6)	4	256,120	1.5%	7,329	1.7%	3.7
CareFirst, Inc.	2	211,972	1.2%	7,229	1.7%	6.3
Integral Systems, Inc. (6)	4	241,610	1.4%	6,175	1.5%	9.6
Comcast Corporation (6)	7	306,123	1.8%	5,950	1.4%	3.3
AT&T Corporation (6)	6	341,279	2.0%	5,706	1.3%	8.4
Ciena Corporation	5	263,724	1.5%	4,852	1.1%	2.8
The Boeing Company (6)	4	150,768	0.9%	4,715	1.1%	3.2
Unisys Corporation	2	176,319	1.0%	4,671	1.1%	9.2
The Johns Hopkins Institutions (6)	5	139,295	0.8%	3,507	0.8%	6.3
BAE Systems PLC (6)	6	186,605	1.1%	3,039	0.7%	2.6
Merck & Co., Inc. (6)	2	225,900	1.3%	2,892	0.7%	2.1

Subtotal Top 20 Office Tenants	174	8,920,999	51.8%	240,607	56.6%	5.4
All remaining tenants	688	8,289,199	48.2%	184,859	43.4%	3.7
Total/Weighted Average	862	17,210,198	100.0%	$425,466	100.0%	4.6

(1)          Table excludes owner occupied leasing activity which represents 173,956 square feet with total annualized rental revenue of $4,028 and a weighted average remaining lease term of 5.3 years as of June 30, 2010.

(2)          Total Annualized Rental Revenue is the monthly contractual base rent as of June 30, 2010, multiplied by 12, plus the estimated annualized expense reimbursements under existing office leases.

(3)          Order of tenants is based on Annualized Rent.

(4)          The weighting of the lease term was computed using Total Rental Revenue.

(5)          Many of our government leases are subject to early termination provisions which are customary to government leases. The weighted average remaining lease term was computed assuming no exercise of such early termination rights.

(6)          Includes affiliated organizations or agencies.